Exhibit 99.1

    NEOMAGIC(R) CORPORATION ANNOUNCES PATENT LICENSING AGREEMENT WITH SONY
                                   CORPORATION

     SANTA CLARA, Calif., Sept. 7 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), a pioneer in developing processors for multimedia- rich mobile phones and other wireless handheld systems, today announced that it has granted Sony Corporation of Tokyo, Japan a worldwide, non-exclusive license to all of its patents. In accordance with the agreement, NeoMagic expects to receive gross proceeds of $8.5 million. After deducting fees and commissions, NeoMagic expects to receive net proceeds of approximately $5.6 million. Among the patents that are being licensed to Sony Corporation are those that relate to the use of embedded dynamic random-access-memory (DRAM) technology and on-chip memories in semiconductor integrated circuits.

     "We are pleased to conclude this patent agreement with Sony Corporation. We believe that our patent portfolio is a key strategic asset of NeoMagic, and we intend to continue our efforts to license our patents," stated Mr. Doug Young, NeoMagic Corporation's President and Chief Executive Officer.

     As a result of its groundbreaking use of embedded DRAM technology in the personal computer graphics controller area during the 1990's, NeoMagic was one of the first companies to adopt large amounts of on-chip memory for commercial applications. Many industry sources consider NeoMagic's graphics controllers to be the semiconductor industry's first commercially-successful embedded DRAM products.

     During the negotiations that led to the conclusion of the recently signed agreement, NeoMagic was represented by The Consortium for Technology Licensing, Ltd., of Nissequogue, New York. NeoMagic and The Consortium continue to explore other opportunities to generate additional revenue from NeoMagic's patents.

     About NeoMagic

     NeoMagic Corporation, based in Santa Clara, California, enables new generations of handheld systems with its Multimedia Processors that are designed to offer the lowest power, smallest form-factor and best multimedia features and performance. The company is a pioneer in the integration of complex logic, memory and analog circuits into single-chip solutions. Information on the company may be found on the World Wide Web at www.neomagic.com.

     This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including statements regarding the Company's on-going patent licensing efforts. Our patent licensing activities involve various risks and uncertainties, including, without limitation, uncertainties as to the willingness of other companies to pay material fees to license our intellectual property, the length and uncertain outcome of licensing negotiations, the possibility that litigation may be required to enforce patents, and the risks and costs inherent in any patent litigation. Additional risks that could affect the Company's future operating results are more fully described in the Company's most recent annual report, its most recent quarterly report and other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov. NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the company.

     NeoMagic, and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

     (Logo: http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO )